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                                                                     EXHIBIT 8.1
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                               September 30, 1998



To the Addressees Listed
  on Schedule I hereto

         Re:      Advanta Home Equity Loan Trust 1998-B
                  Home Equity Loan Asset-Backed Notes
                  Series 1998-B

Ladies and Gentlemen:

                  We have acted as special tax counsel in connection with the issuance and delivery of certain asset-backed notes denominated Advanta Home Equity Loan Trust 1998-B, Home Equity Loan Asset-Backed Notes, Series 1998-B, Class A-1 and Class A-2 (the "Class A Notes") pursuant to an Indenture dated as of September 1, 1998 (the "Indenture) between Advanta Home Equity Loan Trust 1998-B (the "Trust") and Bankers Trust Company of California N.A., as Indenture Trustee (the "Indenture Trustee").

                  As special tax counsel, we have examined such documents as we deemed appropriate for the purposes of rendering the opinions set forth below, including the following: (a) Prospectus dated September 15, 1998 and Prospectus Supplement dated September 25, 1998 (together the "Prospectus") with respect to the Class A Notes, and (b) an executed copy of the Indenture and the exhibits attached thereto.

                  We have examined the question of whether the issuance by the Trust of the Class A Notes will be treated as indebtedness by the Trust for federal income tax purposes. Our analysis is based on provisions of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of special tax counsel is not binding on the courts or the Internal Revenue Service ("IRS").

                  In general, whether a transaction constitutes the issuance of indebtedness for federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled. The IRS and the courts have set forth various factors to be taken into account in determining whether or not a transaction constitutes the issuance of indebtedness for federal income tax purposes, which we have reviewed as they apply to this transaction.
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September 30, 1998
Page 2

                  Based or the foregoing, and such legal and factual investigations as we have deemed appropriate, we are of the opinion that for federal income tax purposes the Notes will be treated as indebtedness because
(i) the characteristics of the transaction strongly indicate that in economic substance, the Notes are indebtedness, and (ii) the parties have stated unambiguously their intention to treat the Notes as indebtedness for tax purposes. Further, the trust will not be treated as an association taxable as a corporation (or a publicly traded partnership) or a taxable mortgage pool.

                  Terms capitalized herein and not otherwise shall have their respective meanings as forth in the Sale and Servicing Agreement.

                  We express no opinion on any matter not discussed in this letter. The opinion letter is rendered as of the Closing Date, at the request of the Sponsor, for the sole benefit of each addressees hereof, and no other person or entity is entitled to rely hereon without our prior written consent. Copies of this opinion letter may not be furnished to any other person or entry, nor may any portion of this opinion letter be quoted, circulated or referred to in any other document, without our prior written consent.


                                                  Very truly yours,


                                                  /s/ DEWEY BALLANTINE LLP
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                                   SCHEDULE I


Bear Stearns & Co. Inc.                           MBIA Insurance Corporation
245 Park Avenue                                   113 King Street
New York, New York 10167                          New York, New York  10504

Advanta Mortgage Corp. USA                        Moody's Investors Service, Inc.
16875 West Bernardo Drive                         99 Church Street
San Diego, California 92127                       New York, New York 10007

Advanta Mortgage Conduit Services, Inc.
16875 West Bernardo Drive
San Diego, California  92127
Bankers Trust Company
  of California N.A.
  as Trustee
Three Park Plaza, 16th Floor
Irvine, California 92714

Standard & Poor's Ratings Group,
  a division of The McGraw-Hill Companies
25 Broadway
New York, New York 10004

Advanta Home Equity Loan Trust 1998-B
c/o Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, Delaware  19890-0001